Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
lorio@xilinx.com

XILINX BOARAD OF DIRECTORS INCREASES REPURCHASE AUTHORIZATION BY $1 BILLION

SAN JOSE, CA, May 16, 2016- Xilinx, Inc. (Nasdaq: XLNX) today announced that its Board of Directors has authorized the repurchase of up to an aggregate $1 billion of the Company’s debt and equity securities. In the past five years, the Company has repurchased approximately 43 million shares of common stock for approximately $1.8 billion. Timing of repurchases and exact number of shares of common stock to be purchased will depend upon prevailing market conditions and other factors.
“Over the past 10 years, Xilinx has returned 100% of operating cash flow to stockholders through a combination of dividend and repurchase,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Our repurchase authorization signals a high level of confidence in Xilinx’s growth prospects as well as in our continued ability to consistently generate healthy operating cash flow.”
This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve and opportunity for expansion into new markets. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, our ability to continue to generate healthy operating cash flow, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx
Xilinx is the leading provider of All Programmable FPGAs, SoCs, MPSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized - powering industry advancements in Cloud Computing, Embedded Vision, Industrial IoT, and 5G Wireless. For more information, visit www.xilinx.com.
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